Exhibit 14.1

CODE OF CONDUCT

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A.	GENERAL POLICIES

1.	Summary

This Code of Conduct governs the personal conduct, actions and work relationships of all employees of UCBH Holdings, Inc., United Commercial Bank, and their respective subsidiaries and affiliates (“we” and “Company”) with customers, fellow employees, competitors, governmental officials, and suppliers. This includes situations, both official and unofficial, in which employees may reasonably be perceived by others as acting as representatives of the Company. Unless otherwise indicated, the terms “employee” and “you” refer to all directors, officers and employees of the Company.

Compliance with this Code of Conduct is the responsibility of every employee of the Company. In many situations involving moral or ethical judgment, it may be difficult for an employee to determine the proper course of action. In such instances, employees should not rely solely on their own judgment, but should forward a written request or question to the Human Resources Director or the Company’s Corporate Counsel.

This Code of Conduct does not specifically address all forms of conduct that may raise Conflicts of Interest or violate applicable law; it is intended to be supplemented by good judgment and common sense to avoid even the appearance of impropriety. To the extent there is a conflict or ambiguity between the permissive conduct and that which is not permitted, the latter may be assumed. Employees who fail to comply with this Code of Conduct may be subject to disciplinary action, termination of employment, and/or prosecution.

2.	Compliance with the Laws and Regulations

Employees shall conduct their personal and business dealings in accordance with the letter, spirit, and intent of all relevant laws, and must refrain from any form of illegal, dishonest or unethical activities. Even where a specific law does not prohibit or restrict an activity, standards of ethics and morality continue to apply and require diligent attention to good conduct and corporate citizenship.

B.	INTEGRITY OF ACCOUNTING AND RECORDS

The Company requires honest and accurate recording and reporting of all Company information. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.

The law requires the Company to maintain books and records that accurately reflect the true nature of the transactions entered into or conducted by or on behalf of the Company. In all of its operations, it is against Company policy, and possibly illegal, for any employee to cause its books and records to be inaccurate in any way. Senior financial officers and anyone involved in preparing the Company’s disclosure documents (such as SEC filings or press releases) must ensure that those documents fully, fairly, accurately and timely present the required information in an understandable manner.

Transactions must be executed in accordance with management’s authorization and in a manner which permits the preparation of the Company’s financial statements in conformity with generally accepted accounting principles (GAAP), SEC and accounting rules covering the activities of financial institutions, and other applicable criteria. Likewise, expense reimbursements must accurately reflect the true nature and amount of expenses.

Under no circumstances may funds, assets, or liabilities of the Company be concealed or hidden. Records must reflect accurately and describe properly the true nature, purpose, and amount of the transactions they record. Documentation must provide an appropriate audit trail, as may be necessary, to reconstruct transaction(s) at a later date. Falsification of any Company document (e.g., payroll time sheets, loan documentation, etc.) may be grounds for disciplinary action, termination of employment, and/or prosecution.

It is very important that no one create, or participate in the creation of, any records that are intended to mislead anyone or conceal any improper act or conduct. Employees, who become aware of an error or misstatement in the Company’s books or records, or of a questionable accounting or audit matter, must report it in writing to: Chairperson of the UCBH Audit Committee, P.O. Box 26381, San Francisco, California 94126-6381. Such reports shall be anonymous and shall be maintained in a confidential manner.

C.	CONFIDENTIAL AND INSIDE INFORMATION

Employees must maintain the confidentiality and security of all confidential information that comes into their possession during their employment by the Company. “Confidential information” includes any information, whether or not in tangible form, that is not generally disclosed to the public and that is useful or helpful to the Company and/or which would be useful or helpful to competitors of the Company. It includes information sometimes referred to as “trade secrets.” Common examples include financial data, sales figures for individual products and services or groups of products and services, plans for new products and services or advertising programs, areas where the Company intends to expand or improve its products and services, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, product specifications, and price lists.

Confidential information acquired by an employee through his/her employment is considered to be privileged and must be held in the strictest confidence.

1.	Customer and Supplier Information

Confidential information with respect to Company customers, prospective customers, and suppliers acquired by an employee through his/her employment is considered to be privileged. Such information is to be used solely for Company purposes and not as a basis for personal gain by an employee. Confidential and proprietary information includes, but is not limited to, the following: (1) all financial information, records, formulas, and files of Company or in Company’s possession; (2) current and prospective customer names, addresses, and other contact information, such as telephone numbers and e-mail addresses, customer preferences, accounts, lists, suppliers lists, customer financial information, including, without limitation, financial statements, account information, business plans, forecasts, decisions, and problems, as well as non financial records, files, policies, and practices. In no case should such information be transmitted to persons outside Company, including family, relatives, and associates, or to other employees of Company who do not need to know such information in the normal discharge of their duties.

The only exceptions to this policy will be routine trade inquiries (in accordance with Company guidelines), disclosures required by legal process, information specifically authorized for release by customers and suppliers, and disclosures otherwise permitted by law or the Company’s Privacy Policy. Each employee is expected to make every effort to avoid a breach of confidential customer and vendor relationships. This includes unintentional as well as intentional disclosure.

On those occasions when Company employees find it necessary to carry sensitive information off Company premises, employees should exercise due care to protect its security. Employees should avoid displaying documents in an indiscriminate manner or engaging in business conversations in public places, such as restaurants, elevators, hallways, and restrooms.

2.	Information Relating to the Company

Employees shall not disclose or use non-public information about the Company or its activities in a manner that is not approved by the Company. Such information includes, without limitation:

•	Any details of the confidential business or affairs of Company including, such as financial information, business plans, organizational structure, policies, strategic planning, sales, marketing strategies, distribution methods, data processing and other systems, personnel policies and compensation plans and arrangements;

•	Any confidential information, knowledge, formulas, or data of a technical nature (including, without limitation, methods, know-how, processes, discoveries, or research projects); and

•	Current and prospective customer names, addresses and other contact information (such as telephone numbers and e-mail addresses), customer preferences and accounts, lists, suppliers lists, and customer lists.

This information is proprietary to Company and constitutes a valuable trade secret. Its inadvertent or improper disclosure could substantially impair the business of Company.

If you are uncertain as to whether information is considered confidential by Company, you should consult with Corporate Counsel.

Occasionally, employees may receive inquiries about the Company or its business from the news media. All media inquiries must be directed to the attention of the Company’s Director of Marketing for a response.

3.	Protection of Confidential Information

The Company expects that its employees will respect the confidential and proprietary nature of the information obtained by them during the course of their employment with Company, and that employees will not disclose such information to any subsequent employer or competitor of Company. Upon separation of employment with the Company, employees must maintain and protect the confidentiality of Confidential Information. Under no circumstances and at no time may separated employees, directly or indirectly, for their own benefit or the benefit of any other person, disclose, divulge, use, render or offer any knowledge or information with respect to any Confidential

Information. All Confidential Information received during employment shall remain the sole and exclusive property of the Company.

It is the obligation of every Company employee, upon termination of his or her employment with Company, to return all of the Company’s property (confidential or otherwise) in whatever form to Company, without retaining any copies or extracts of such information. This specifically includes all electronic files, guides, manuals, reports, memoranda, directives, indices, computer diskettes, and other documents or tangible material which the Company provided or the employee obtained as a result of his/her employment. It also extends to rolodexes and personal files which employees may have created for their own convenience during employment, but which contain confidential or proprietary information of the Company, such as information about the Company’s customers or prospective customers.

4.	Information Regarding Employees

The policy of the Company is to safeguard the confidential aspects of its relationship with employees; satisfy the requirements of applicable labor laws; and maintain uniformity in replies to inquiries regarding present and former employees. In order to assure that this policy is consistently maintained, any request for information regarding present or former employees must be referred to the Director of Human Resources. This includes information relating to employment, salary verification, etc. Unless prior approval from the Director of Human Resources is obtained, employees should not write a letter of recommendation for a current or past employee of Company.

5.	Material Inside Nonpublic Information

The use or disclosure of “material inside nonpublic information” may subject employees, the Company, and persons outside Company to whom the information is communicated to severe liabilities under federal and state securities laws. Securities law defines information as “material” when a significant likelihood exists that a reasonable investor would consider it important in making investment decisions. Information is “inside” when it has not been publicly disseminated. Even though information has been released to the media, information is still considered “nonpublic” until there has been sufficient time for the general dissemination of the information. Anyone in possession of material inside nonpublic information must not trade in or recommend the purchase or sale of the securities concerned until the information is properly disclosed and disseminated.

Whenever material inside nonpublic information is received by an employee of Company, the recipient must not use the information for the employee’s own or family’s benefit, nor may it be disclosed to anyone for his/her personal use.

Disclosure of material inside information by customers to employees may be required in connection with possible loan transactions or in connection with other financial matters such as mergers, acquisitions, public offerings, or private placements. Employees involved must not communicate this information to anyone except to the extent essential to carry out the proposed transaction. Investment transactions in securities pertaining to this information may not be made by any employee until a reasonable period of time has elapsed after the information is made publicly available.

These rules are covered in more detail in Company’s “Insider Trading Policy.” You should become familiar with that policy and consult it before initiating any transaction in the Company’s securities or those of suppliers, customers or others with whom the Company does business. If you do not have a copy of the Insider Trading Policy, you can download a copy from the K drive on your computer or call the legal department to have a copy sent to you.

D.	CONFLICTS OF INTEREST

A conflict of interest can arise when an employee’s actions or involvement : (a) conflicts with the employee’s duty to the Company, (b) may adversely affect the employee’s judgment in the performance of his/her work responsibilities, or (c) may adversely affect Company’s relationship or position with a customer, borrower, supplier or competitor. An example of a conflict of interest is an employee (or a member of his/her immediate family) having a direct or indirect financial interest in a customer, supplier or competitor of the Company (e.g., a partnership interest in, or a personal loan to, a supplier).

Employees must avoid situations where their personal interests conflict with, or appear to conflict with, the interest of the Company. If an employee is uncertain whether a conflict of interest exists, the employee must promptly make a full written disclosure to, and seek direction from, the Company’s Corporate Counsel.

1.	Gifts to Employees

An employee may not solicit, receive, or participate in any arrangement leading to the payment of money or anything of value to the employee, the employee’s family, friends, or any business in which the employee (or the employee’s family) has an interest in consideration for past or prospective Company business.

It is important that employees avoid any appearance of potential bribery or improper influence by loan applicants, customers, competitors, or Company consultants, suppliers and vendors. Employees may not solicit gifts of any value from any person in return for any business, service or confidential information of the Company, or accept anything of value from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated. Unless otherwise approved in writing by the CEO or CFO employees may not solicit gifts of any value or accept gifts of significant value ($200.00 or more) from company loan applicants, customers, competitors and consultants, suppliers or vendors, Unless otherwise approved under the terms of this Policy, any gifts received in excess of $200.00 must be immediately sent to the Corporate Counsel for further disposition, with a full written explanation of all relevant facts.

The term “gift” includes, but is not limited to, substantial favors, money, credit, special discounts on goods or services, free services, transportation tickets, reimbursement for travel and subsistence, loans of goods or money, tickets to expensive entertainment or sporting events, hotel expenses, or excessive entertainment. Gifts to an employee’s immediate family (spouse, domestic partner, children, parents and siblings) are included in this policy.

Gifts that create a feeling of obligation between an employee and customer should neither be given nor accepted. The Company does, however, recognize that situations may arise when it would be appropriate for an employee to accept the benefit of another’s expenditure. Such situations include:

a.	Gifts of nominal value given at Christmas, other holidays, or special occasions which represent expressions of friendship, if the gifts are entirely voluntary and are not sought or suggested;

b.	Reasonable entertainment at luncheon, dinner, or business meetings with present or prospective customers and suppliers, when the expenditure can properly be charged as a business expense;

c.	Unsolicited advertising or promotional material (e.g., pens, calendars, etc.) of a value not exceeding $200.00; and

d.	Gifts or bequests based upon family or close personal relationships that existed long before any Company business.

If the circumstances surrounding a gift are such that rejection or return of the gift would cause embarrassment or potentially damage friendly relations between a customer and the Company, the employee must promptly report the gift and its estimated value in writing to the Corporate Counsel, who may require that the gift be returned or donated to charity.

Federal and state laws make it a crime for bank employees to solicit or accept anything of value in connection with any business or transaction of an insured financial institution. Cash gifts are strictly prohibited by Company policy and must be politely, yet firmly, returned to the donor. Any questions concerning the propriety of accepting a particular gift must be directed to the Corporate Counsel.

2.	Gifts by Employees

Gifts provided to customers or vendors using Company money must be of nominal value, appropriate under the circumstances, and reasonably incidental to the Company’s business. Expenditures over $200 per person must be approved in advance in writing by the President, or the Chief Financial Officer.

Gifts made by the CEO, using Company money must be made with sound business discretion and be reasonably appropriate in consideration of all of the circumstances involved. Each quarter, the CEO shall submit a summary to the Audit Committee of the Board of those gifts made by the CEO within the preceding quarter that is above a certain Target Monetary Value to be set by the Audit Committee.

3.	Political Contributions

Employees shall not make any direct or indirect contribution of Company funds or other property in connection with the election of a candidate to any federal office. Contributions and expenditures related to the election of candidates for state and local offices may only be made with the prior written approval of the Director of Marketing. For this purpose, any use of Company facilities and equipment for political activities is considered a contribution.

The Company’s policy regarding corporate political contributions is not intended to discourage employees from making personal contributions to candidates or political parties of their choice.

4.	Outside Employment

Employees other than directors are expected to devote their full time and ability to the Company’s interests during regular working hours. Company discourages employees from holding outside employment that could interfere with their responsibilities at the Company. Employees may not engage in outside employment which interferes, competes, or conflicts with the interests of Company, which will encroach on normal working time, or which may necessitate such long hours as to impair an employee’s ability to meet regular job responsibilities to Company. Examples of situations arising from outside employment which may involve a conflict of interest are:

a.	Employment by a company or personally engaging in any activity that is competitive with Company.

b.	Employment which involves the use of Company’s equipment, supplies, or facilities.

c.	Employment which involves the preparation, audit, or certification of statements or documents upon which Company may place reliance for lending or other purposes.

d.	Employment which involves the preparation of tax returns for customers or prospective customers, vendors or employees.

e.	Employment which involves the rendering of investment, legal, or other advice, or exercising judgment which is predicated upon information, reports or analysis that are accessible primarily from or through employment with the Company.

f.	Employment which may reflect adversely on the employee or on the Company.

g.	Employment under circumstances which may infer sponsorship or support of the Company in behalf of the outside employer or an outside organization.

h.	Employment as an insurance or securities broker, agent or representative.

i.	Appointment as an attorney in fact, executor, administrator, trustee, guardian, or conservator of a Company customer or vendor, except when the appointment involves an immediate family member and is approved in writing by the Division Head or Chief Executive Officer. As a general policy, the Company strongly discourages the spouse or domestic partner of an employee from accepting appointment as the attorney-in-fact on deposit accounts maintained at the Company when the appointment is made by an account holder who is not an immediate family member of the spouse or domestic partner. In all cases, whenever an employee or spouse or domestic partner of an employee accepts an appointment as an attorney-in-fact on any account maintained at the Company, the employee must complete and submit a “Declaration of Employee as Attorney-in-Fact” at least 7 days prior to the date of submission of the power of attorney to the branch of account.

j.	Employment contingent on employment with the Company or which is designed to use confidential information from the employee’s position with the Company.

Employees engaged in outside employment must provide a written statement that the outside employment adheres to Company policy. Prior written approval must be obtained from the employee’s supervisor and the Human Resources Director for any outside activity or venture involving competitors, customers, borrowers, or suppliers of the Company. This provision shall not be deemed to restrict the outside activities of Company Directors which do not raise conflict of interest concerns.

5.	Participation in Public Affairs

Employees are encouraged to participate in community activities. Normally, such activities will take place outside of regular business hours. If voluntary efforts require Company time, however, prior written approval must be obtained from the employee’s manager. Due to legal prohibitions on the political activities of state chartered banks, written approval will generally be denied for the use of normal working time in connection with activities relating to elections.

Employees (other than outside directors) who wish to seek an elective office must campaign for such office on their own time and may not use Company property or services for such purposes. In all cases, employees seeking elective office or participating in political activities do so as individuals and not as representatives of the Company. To prevent any implication of sponsorship or endorsement by the Company, employees may not use the Company’s name, address or letterhead in any related advertisements or literature.

6.	Outside Directorships

Employees (other than outside directors) may not serve as a director of a profit-making corporation without first sending a written notice to the Corporate Counsel. The Corporate Counsel may contact the employee if a conflict of interest is thought to exist. This policy is designed to avoid both potential conflicts of interest and excessive demands on the time of employees.

7.	Personal Trading and Investments

This policy covers investments for the personal account of an employee and the employee’s immediate family (spouse, domestic partner, children, parents and siblings). A personal or family financial interest in any customer, supplier, business partner or competitor of the Company may raise the appearance of a conflict of interest, especially in cases where an employee might benefit from his or her role or knowledge as an employee of the Company. Employees must avoid investments in any company that may place them in a position of divided loyalties or that might improperly influence (or appear to improperly influence) their judgment on behalf of the Company. Exceptions to this rule may be approved in writing by the President. For the President and directors of the Company, exceptions to this rule may be approved in writing by the Audit Committee of the Board of Directors. This rule shall not be deemed to limit investments by Directors in companies they manage or serve.

Investments which may involve a conflict of interest are quite numerous. As such, it is not possible to enumerate all of them. The following specific situations must be avoided when making investment decisions:

a.	Investment in Securities of a Customer, Borrower, Supplier, or Competitor

Except for publicly held companies whose securities are registered on a national securities exchange or otherwise have a broad market, an employee may not invest in the securities of a customer, supplier, or competitor of the Company if: (a) the employee is in a position to influence Company decisions regarding the party, (b) the employee performs or may engage in transactions with the party on behalf of the Company; or (c) the employee has access to nonpublic information regarding the party or the Company’s current or potential relationship with the party. Any reasonable doubts concerning such investments should be discussed with Corporate Counsel before the investment transaction is undertaken.

b.	Investments Involving the Possible Use of Non-Public Information

Employees should not engage in investment transactions involving the securities of a company when the employee has information concerning the company which is not available to the public and could appear to be a material factor in the investment decision. Any abuse of “material inside information” may be construed to be a violation of law (see discussion on pages 5-6).

When an employee knows that the Company is in the process of buying or selling a security either for its own account or for the account of others, and when the security involved does not have a broad market, personal investment activity anticipating or paralleling the investment action of the Company is prohibited. Employees must not communicate their knowledge of specific investment decisions made by the Company except to the extent necessary to execute their functions in implementing the decision.

c.	Customer-Arranged Investments

Unless prior written approval is obtained from the Company’s Corporate Counsel, an employee may not permit a customer to arrange an investment for the account of the employee or the employee’s immediate family, or to participate in investments sponsored by the customer under circumstances which might create either a conflict of interest or the appearance of a conflict of interest.

8.	Lending Practices

The Company’s lending services are available to serve the legitimate and deserving credit needs of customers on an equitable basis. Any interest rate concessions must be based solely upon a borrower’s credit worthiness and overall customer relationship with the Company.

Loans to Company executive officers, directors, principal shareholders, and their related interests are subject to the restrictions and limitations of Federal Regulation O and state law (see Corporate Policy 109.1). Section 114 of the Company’s Master Credit Policy Guide, provides that the Company will not make loans to insiders, executive officers and affiliated persons.

Certain specific lending practices are prohibited by either law or Company policy.

a.	Discrimination. Employees may not discriminate in any aspect of the lending process on the basis of race, color, religion, national origin, sex, marital status, age, physical disability, sexual preference, or receipt of public assistance.

b.	Bank Examiners. Federal and state laws prohibit the Company from granting any loan or gratuity to any public bank examiner who examines or has the authority to examine the Company.

c.	Personal Financial Involvement. Employees are prohibited from negotiating or approving any loan or other transaction between the Company and the employee, a family member, or any company in which the employee (or a family member) has any interest or association (e.g., as an owner, officer, or agent).

Employees may not extend Company credit if the proceeds of the loan are for the direct or indirect benefit of the employee, a family member, or any company in which the employee or a family member has an interest or association.

An employee may not extend personal credit to any Company customer or supplier.

d.	Insiders, Executive Officers and Affiliated Persons. The Company will not make loans to insiders (includes directors), executive officers and affiliated persons.

9.	Personal Financial Responsibility

As employees of a financial institution, it is important to demonstrate consistently an ability to manage personal finances properly, particularly the intelligent use of credit. Experience has demonstrated that imprudent personal financial management and its consequent hardships may affect job performance and may occasionally lead to more serious consequences for employees in positions of trust.

Insufficient fund and overdraft activity involving employee accounts with the Company is strongly discouraged and may result in a closure of the accounts.

10.	Transactions Involving Employee Accounts

Employees are not allowed to open new accounts, approve passbook loans, negotiate interest rates, or process transactions for themselves or their family members. For the purposes of applying this policy, an account on which the employee or the employee’s spouse or domestic partner holds a power of attorney or acts as a fiduciary is considered as the employee’s own account.

11.	Borrowing from Customers or Suppliers

Employees may not borrow from customers or suppliers, or an entity owned or controlled by a customer or supplier, except those who engage in lending in the usual course of their business, and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, repayment terms, security, and other provisions. This prohibition does not preclude borrowing from individuals who are related to an employee by blood or marriage, or to directors who obtain a loan from their company.

12.	Borrowing from Other Financial Institutions

Borrowing (directly or indirectly) from other financial institutions, including correspondent banks, is permitted as long as the credit is obtained on substantially the same rates, terms, and conditions as would be offered by the financial institution to other customers of similar credit worthiness.

13.	Signing on Customer Accounts

Employees must not sign on customer accounts, act as deputy or co-tenant of customer safe deposit boxes, or otherwise represent customers with respect to the Company. This does not include customers related to the employee by blood or marriage.

Except in cases where an employee or the employee’s spouse or domestic partner has a fiduciary or power of attorney relationship on the account that is otherwise permissible under this Code, an employee’s address may not be used as the mailing address on a customer’s account.

14.	Company Opportunities

Employees may not take for their own advantage an opportunity which rightfully belongs to the Company. Whenever the Company has been actively soliciting a business opportunity, or the opportunity has been offered to the Company, or the Company’s funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to the Company and not to employees who may be in a position to divert the opportunity for their own benefit.

15.	Company Property or Services

Employees may not purchase Company property (e.g., foreclosed property or repossessed automobiles) for themselves, family members or companies in which they or their family members have an interest or association (e.g., as an owner, officer, or agent) for less than its than the property’s current market or book value without the prior consent of Corporate Counsel [Note: Board and regulatory approval is required in certain instances].

Employees may not misapply Company property for the benefit of themselves or others, or derive personal gain (e.g., as a broker) from transactions involving the Company or its assets. Employees may not use or permit others to use Company employees, materials, equipment or other corporate property for purposes other than Company business.

Using Company’s letterhead on personal letters, testimonials, and letters of recommendation may lead to an embarrassing situation for both the employee/writer and the Company. Accordingly, employees may not use official stationery for either personal correspondence or other non-work-related purposes.

16.	Giving Legal, Tax and Other Advice to Customers

Employees may occasionally be asked by customers to make statements involving the legality of particular transactions. The Company cannot practice law or provide legal advice. As such, employees should exercise care in discussions with customers, and nothing should be said that might be interpreted as the giving of legal advice. Should any doubt arise as to whether legal advice is being requested, the employee should consult with the Company’s Corporate Counsel.

Employees also should avoid giving customers advice on tax matters, the preparation of tax returns, or in investment decisions except as may be appropriate in the performance of a fiduciary responsibility or as otherwise required in the ordinary course of the employee’s duties.

Occasionally, customers may ask employees for referrals to professionals, such as lawyers, brokers, real estate agents, and tax advisers. Employees may not solicit or accept any payment in connection with such referrals. If made, referrals should be made (without any warranty, endorsement or representation) to two or more qualified professionals, without indicating favoritism as to any professional.

This provision shall not be deemed to restrict the outside activities of independent Company directors.

E.	OTHER GUIDELINES OF CONDUCT

1.	Money Laundering Activities/Bank Secrecy Act

Both federal and state law prohibits the laundering of money. Money is laundered to hide the criminal activity associated with it, including the crimes by which it is generated (e.g., drug trafficking, tax avoidance, counterfeiting, etc.). Employees need to “know their customer” and be alert to the dangers to Company should it, even unwittingly, become involved in receiving or laundering the proceeds of crimes. Employees must report the instance of any known or suspected criminal activity, such as the laundering of monetary instruments or the structuring of transactions to evade Bank Secrecy Act reporting requirements (Corporate Policy Section 218.1).

2.	Relationships with Competitors and Vendors

In providing its full range of financial services, Company engages in vigorous, yet fair and open competition. All employees are expected to observe the highest standards of ethical conduct in relationships with the Company’s competitors. The dissemination of rumors or disparaging statements regarding competitors is considered to be inappropriate and unethical. The policy of Company is to emphasize the quality and competence of its services and employees, rather than to criticize those of its competitors.

For ethical as well as legal reasons, employees are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices or marketing policies, or disclosing to competitors future Company plans which have not been disclosed generally to the public.

Employees are prohibited from offering, paying or receiving anything of value in connection with a vendor’s services that may be construed to be a bribe or kickback.

3.	Tie-ins and Exclusive Dealings

In general, agreements with customers which condition the sale of goods or service on their purchasing other goods or services from the same supplier or prohibit the customer from dealing with other suppliers may violate antitrust and anti-tying laws. Antitrust laws generally prohibit agreements that restrict competition, such as agreements between competitors as to pricing, bidding, and production, supply and customer practices. They apply to various forms of unfair conduct that may tend to create a monopoly. Anti-tying laws generally restrict the tying of certain products or services to the purchase of other, unrelated products or services. Since these laws are far-reaching and very complicated, employees should contact the Company’s Corporate Counsel before taking any action that may fall within the scope of the laws.

4.	Audits, Examinations and Investigations

All employees are expected to cooperate fully and truthfully with company auditors and examiners. The withholding or omission of material facts or information which may render the audit or examination report incomplete or that may lead to an incorrect conclusion is as serious as an intentional misstatement. Declining to cooperate with any audits, examinations or investigations may result in disciplinary action, termination of employment and/or prosecution.

5.	Personal Telephone Calls and E-Mail

Company telephone equipment is available to conduct Company business. Personal telephone calls should be kept to a minimum and as brief as possible.

Company reserves the absolute right periodically to search, check, review, monitor, record, audit, access, store and disclose any electronic communications, and any other rights necessary to protect its electronic communication systems. The term “electronic communication” is broadly construed to include, but is not limited to, any electronic or other form of information communication through any medium which is owned, leased, participated, controlled or sponsored (directly or indirectly) by Company. This includes telephones, pagers, fax machines, computers, modems, e-mail communications, voice mail and other communication systems that may be implemented or used by Company.

Employees should use the Company’s electronic communication systems for business purposes. They should not be used for personal correspondence or communications. The Company strictly forbids the use of any electronic equipment to disseminate, engage in or further any illegal activity such as chain letters or to access, display or transmit anything that may be construed as offensive, harassment or disparagement of others based upon race, national origin, sexual orientation, age, disability or religious belief. Also, please see the Company’s Internet and Email Policies and Guidelines which are distributed annually to employees.

6.	Non-Discrimination

The Company is committed to allowing employees to progress based on their talents. No employment decision may be based on, for example, an employee’s or employment applicant’s race, color, sex, religion, age, national origin, marital status, or disability. Every employee is subject to this standard. The Corporate Counsel of the Company is responsible for administering compliance with this policy. Employees who believe this policy has been violated should immediately contact the Corporate Counsel.

7.	Anti-Harassment

All employees shall be treated with respect and shall be free from harassment. “Harassment” covers a wide spectrum of conduct and includes (but is not limited to) verbal harassment (epithets, slurs, derogatory statements), physical harassment (hitting, pushing, or other aggressive contact) and visual harassment (posters, cartoons, drawings). Employees who witness or experience harassment should contact the Corporate Counsel.

8.	Use of Drugs or Alcohol

Company policy prohibits the use or possession of any illegal drug, any legal prescription drug that is a controlled substance (except by the person to whom the prescription has been issued and consistent with the prescribed directions for use), or any alcohol on Company property (except in the case of Company-sanctioned events). Employees are prohibited from being on Company property when intoxicated or under the influence of any controlled or illegal substance.

9.	International Business

Employees may not take any action outside the United States on behalf of the Company that would be illegal or improper in the U.S. Employees are expected to observe all applicable foreign laws to which they or the Company may be subject. This includes (without limitation) foreign tax laws, customs duties and regulations, licensing, manufacturing and marketing laws, and currency restrictions. No actions should be taken that are intended to improperly circumvent the application of such laws. Some of the concerns raised by international business are as follows:

a.	Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act prohibits a public company, or any officer, director, employee or agent of that company from, among other things, making an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any foreign official, any foreign political party or official thereof or any candidate for foreign political office, or any other person, such as a foreign agent or consultant, knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, any foreign political party or official thereof, or any candidate for foreign political office, for the purpose of (i) influencing any act or decision of such foreign official in his official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage, or inducing such foreign official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

There is an exception for routine governmental action, which includes any facilitating or expediting payment to a foreign official, political party or party official the purpose of which is to expedite or to secure the performance of a routine governmental action by a foreign official, political party or party official. However, such actions must be approved in advance by the Company’s Corporate Counsel.

b.	Antiboycott Laws. U.S. antiboycott laws prohibit or severely restrict the Company from participating in boycotts against countries friendly to the U.S., and require the Company to report both legal and illegal boycott requests to the U.S. government. Any employee involved in selling the Company’s products and services internationally must become familiar with the antiboycott laws and observe all of their requirements.

c.	Expanded Business in Foreign Countries. The decision to expand the Company’s distribution or to establish an operation in any other country, besides those in which it is already qualified to do business, may carry important legal and tax implications. No employee should undertake to expand the Company’s operations in any foreign country without the prior authorization of the President of the Company.

10.	Code of Ethics for Senior Financial Officers

Senior Financial Officers of the Company are required to adhere to the following Code of Ethics. The term “Senior Financial Officers” includes the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Senior Financial Officers shall:

a.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.	Seek to promote full, fair, accurate, timely and understandable disclosure in reports and documents that Company files with, or submits to, its federal and state regulatory agencies, and in other public communications made by Company;

c.	Strive to comply with laws, rules and regulations of federal, state and local governments and regulatory agencies applicable to Company; and

d.	Promptly report any violation of this Code of Ethics to the Audit Committee.

Senior Financial Officers are expected to adhere to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action up to and including termination of employment and prosecution under the law. The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Waivers of or changes to this Code of Ethics shall be publicly disclosed on a timely basis to the extent required by law.

F.	ADMINISTRATION OF THE CODE

1.	Implementation and Review

It is the responsibility of each employee to be familiar with this Code of Conduct and to abide by the letter and spirit of its provisions at all times. All employees of Company are required to submit a certification (see Exhibit “A”) as evidence of their compliance with the Code’s provisions. On an annual basis, all employees are required to submit a new certification form as continued evidence of their compliance with this Code.

2.	Responsibility for Administration

The Audit Committee of the Board of Directors has overall responsibility for administration of this Code. At its discretion, the Audit Committee of the Board may delegate the responsibility to determine matters of interpretation, as well as to coordinate periodic changes and grant exceptions to this Code.

Each officer of the Company and all managers within the Company are responsible for the implementation and administration of this Code within their respective departments.

Employees are required to report actual or suspected violations of this Code to the Corporate Counsel of the Company. After investigating the matter, the Corporate Counsel shall make a report of the findings and conclusion to the Audit Committee of the Board of Directors. The Audit Committee Board of Directors will maintain a record of such reports and will review the reports to determine whether any incident poses a threat to the integrity of the Company. The Company will maintain appropriate procedures regarding the reporting of employee complaints and violations of this Code to encourage employees to make such reports without fear of retaliation.

If you have any questions about the proper application of these rules or about what is required by the law in any given situation, you must consult with the Corporate Counsel of the Company.

If you need advice, or if you have reason to believe that a domestic or foreign law could be violated in connection with Company business, notify the Corporate Counsel of the Company at once. If your situation requires that your identity be kept a secret, your anonymity will be protected to the greatest extent permitted under the circumstances. You can call (415) 315-2832 to anonymously report a violation of this Code.

Employees will not be subject to any disciplinary or retaliatory action for reporting a violation or potential violation of this Code. However, making known false or malicious reports will not be tolerated, and anyone filing such reports will be subject to appropriate disciplinary action.

The prohibitions set forth in this Code of Conduct or in applicable law, and the penalties for violation of such prohibitions, may not be avoided by any disclosure required by this Code of Conduct.

3.	Changes and Waivers

Any change or waiver of this Code may be made by the Board of Directors or any committee or officer authorized by the Board for that purpose. Employees shall be notified of any material changes to this Code.

4.	Disciplinary Actions

All employees are responsible for complying with the policies set forth in this Code of Conduct. Disciplinary action, up to and including termination, may be taken when:

a.	Employees authorize or participate directly or indirectly in actions which are a violation of this Code.

b.	Employees are aware of any violation of this Code, but fail to report the violation.

c.	Employees retaliate, directly or indirectly, or encourage others to do so, against an individual who reports a violation of this Code.

d.	Managers fail to discover and report violations, and such failure is attributable to inadequate supervision or lack of diligence by the manager.

EXHIBIT A

CERTIFICATION

This will confirm that I have received, read, and agree to comply with the Code of Conduct. I certify that, except as set forth below, I am currently in compliance with the Code.

PRINT OR TYPE FIRST AND LAST NAME

First Name	Last Name	Signature

Department/Cost Center	Date

EXCEPTIONS: